EXHIBIT 99.(c)
NEWS RELEASE
                    Florida Progress Corporation
                         One Progress Plaza
                   St. Petersburg, Florida  33701
               Contact: Karen Raihill - (813) 866-5023


Florida Progress Corporation reports increase in 1993 earnings

ST. PETERSBURG, Fla. (January 24, 1994) - Florida Progress Corporation, parent of St. Petersburg-based Florida Power Corporation, today reported 1993 consolidated earnings of $196.6 million, compared with $175.7 million earned a year ago. Revenues for 1993 totaled $2.449 billion, compared with $2.095 billion for 1992. Earnings per share for 1993 were $2.23, compared with $2.06 a share a year ago.

Improved operating results at Florida Power - the largest subsidiary of Florida Progress - was the main reason for the company's higher earnings in 1993. Florida Power earned $181.5 million, or $2.06 per share, on revenues of $1.958 billion in 1993, compared with earnings of $170.2 million, or $1.99 a share, on revenues of $1.774 billion in 1992.

Revenues increased at Florida Power in 1993 because retail kilowatt-hour sales climbed by 5.3 percent during the year, compared with 1992 sales. Customer growth and higher customer usage contributed to the higher energy sales. In addition, the utility began collecting in November 1993 the third, and final, part of a 9-percent base rate increase granted by the Florida Public Service Commission.

Unseasonably hot weather across Florida during the year resulted in the average Florida Power residential customer using more electricity in 1993 than the year before. Energy sales also rose because customer growth at the utility was 2.7 percent in 1993, compared with 2 percent in 1992. Florida Power's purchase of the city of Sebring's electrical distribution system, including its 12,500 customers, caused the utility's growth rate to increase for the year from 2 percent to 2.7 percent.

A 1-percent increase in the federal corporate income tax rate - and its related impact on accounting for long-term leveraged leases - lowered Florida Progress' consolidated earnings in 1993 by $6.4 million, or 7 cents a share. Retroactive to the beginning of 1993, the higher tax rate was part of new federal tax legislation that was signed into law in August of last year. At Florida Power, the tax law lowered 1993 earnings by $2.8 million, or 3 cents per share.

A voluntary, early retirement program, offered last month to more than 200 employees, resulted in a negative earnings impact of $3.4 million, or 4 cents per share, to Florida Power in 1993.

Earnings in 1993 from Florida Progress' diversified operations were $14.3 million, or 16 cents per share, up from the $5.5 million, or 7 cents a share, earned in 1992. Earnings from Florida Progress' coal mining and transportation unit were higher in 1993 because of improved results at its marine operations and the impact of a large acquisition completed during the year.

In the fourth quarter of 1992, Florida Progress' real estate unit established a loss provision in response to Florida's weak real estate market. On a comparative basis, this provision allowed the unit to report an improvement in 1993 results. Florida Progress' life insurance unit posted modest earnings growth in 1993.

The earnings improvement in 1993 from these diversified operations was partially offset by changes in the new tax law, which lowered earnings from diversified operations by $3.6 million, or 4 cents a share.

Florida Progress (NYSE: FPC) is a diversified utility holding company with assets of more than $5.5 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate and lending and leasing.

                         Three Months Ended            Twelve Months Ended
                              December 31                   December 31
                         1993          1992            1993           1992
Revenues            $633,500,000    $493,500,000  $2,449,000,000 $2,095,300,000


Income Before
  Change in
  Accounting        $ 37,200,000    $ 36,100,000  $  195,800,000 $  175,700,000

Change in
  Accounting for
  Deferred Taxes         -                -              800,000            -
                     -----------     -----------    -------------  ------------


Consolidated        $ 37,200,000    $ 36,100,000  $  196,600,000  $ 175,700,000

                     ===========     ===========    =============  =============

Earnings Per
 Share (EPS):
 Florida Power
   Corporation        $  .33            $  .41            $ 2.06      $ 1.99
Diversified              .09                 -               .16         .07
                       -----             -----             -----        ----
Income Before
 Change in
  Accounting             .42               .41              2.22        2.06
Change in Accounting
 for Deferred Taxes        -                 -               .01           -
Consolidated          $  .42            $  .41            $ 2.23      $ 2.06
                       =====             =====             =====        ====
Average Common
   Shares
   Outstanding     88,969,140         87,216,897        88,334,418   85,422,236
